UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2005
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	0-27058	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
195 West Street, Waltham, Massachusetts 02451

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On August 22, 2005, PAREXEL International Corporation (“PAREXEL”) acquired all of the shares held by minority stockholders of Perceptive Informatics, Inc. (“Perceptive”), its information technology subsidiary, and now owns all of the outstanding common stock of Perceptive. This acquisition was effected through a “short-form” merger of PIC Acquisition, Inc., an indirect subsidiary of PAREXEL and, prior to the merger, the owner of 97.8% of the outstanding common stock of Perceptive. Under the terms of the merger, Perceptive was valued at approximately $66.3 million, and PAREXEL agreed to pay an aggregate of approximately $3.2 million in cash to the minority stockholders for their shares of common stock.
     In connection with the merger, the holders of shares of Perceptive common stock will receive $1.65 in cash for each share of Perceptive stock that they hold. The executive officers and directors of PAREXEL listed below held shares of Perceptive common stock prior to the merger. PAREXEL expects to make the following payments to each such executive officer and director with respect to their shares of Perceptive common stock.

Executive Officer/Director	Cash Merger Consideration
A. Dana Callow	$54,999.45
Mark A. Goldberg	$44,000.55
Serge Okun	$57,750.00
Josef H. von Rickenbach	$110,000.55
James F. Winschel, Jr.	$109,998.90
     In addition, under the terms of the merger, PAREXEL assumed all outstanding stock options under Perceptive’s stock incentive plan. As a result, the holders of Perceptive stock options are entitled to receive upon exercise of such options $1.65 in cash, without interest, for each share of Perceptive common stock that was subject to such options immediately prior to the merger. None of the other terms and conditions of the Perceptive stock options have changed. The stock options will continue to be exercisable only upon payment of the exercise price of such options and to be subject to the vesting schedule and terms of employment to which such stock options were subject immediately prior to the merger.
     The executive officers and directors of PAREXEL listed below held stock options to purchase Perceptive common stock immediately prior to the merger. The table below sets forth for each such executive officer and director the maximum cash proceeds that each such executive officer and director may receive upon exercise of such stock options assuming full vesting (as determined by multiplying (i) the number of shares that were subject to such stock options immediately prior to the merger and (ii) an amount equal to the excess of $1.65 over the exercise price of such options).

Executive Officer/Director	Maximum Cash Proceeds
A. Dana Callow	$31,765.50
Joseph Eagle	$31,764.60
Patrick J. Fortune	$31,764.60

Executive Officer/Director	Maximum Cash Proceeds
Mark Goldberg	$655,400.00
Serge Okun	$31,764.60
Ulf Schneider	$13,500.00
Carl Spalding	$90,000.00
Josef von Rickenbach	$317,700.00
James Winschel	$18,000.00
     PAREXEL has also agreed to make payments totaling $1.6 million to certain employees of Perceptive on the first anniversary of the effective date of the merger, including $500,000 to Mark Goldberg, the President of Perceptive. These payments are not conditioned on these employees remaining as employees of Perceptive on the first anniversary of the effective date of the merger.
     The terms and conditions of the merger were established and approved by a special committee of the Board of Directors of PAREXEL consisting of Richard L. Love and William U. Parfet, two independent directors of PAREXEL having no interests in Perceptive.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2005	PAREXEL International Corporation
	By:	/s/ Josef H. von Rickenbach
Josef H. von Rickenbach
Chairman and Chief Executive Officer